Exhibit 10.7

SUBLEASE BUYOUT AGREEMENT

This Sublease Buyout Agreement (“Agreement”) is entered into as of the latest dated signature below by and between United Fire & Casualty Co. (doing business as United Fire Group), an Iowa corporation, with an address at 118 Second Ave. SE, Cedar Rapids, IA 52401 (“Sublandlord”), and FibroBiologics, Inc., a Delaware corporation with an address at 455 E. Medical Center Blvd., Houston, Texas 77598 (“Subtenant”). Sublandlord and Subtenant may be referred to individually as a “Party” and collectively as the “Parties.”

1. Background

A. Sublandlord and Subtenant entered into that certain Sublease Agreement, effective as of October 5, 2022 (“Sublease”), pursuant to which Sublandlord subleased to Subtenant certain premises located at the third floor of 455 E. Medical Center Blvd, Webster, County of Harris, Texas 77598 (“Premises”).

B. The term remaining on the Sublease is twenty months from April 1, 2026 through November 30, 2027 (“Sublease Term”).

C. The Sublease is subordinate to that certain Lease Agreement, entered into on April 9, 2013, as amended by that certain First Amendment to Lease Agreement – Lease Extension, made as of November 22, 2019, by and between Galaxy II Leasing, LLC and Sublandlord (together, the “Master Lease”).

D. The Parties desire to terminate the Sublease, subject to and contingent upon the termination of the Master Lease, on the terms set forth below.

2. Contingent Termination

The termination of the Sublease pursuant to this Agreement is expressly contingent upon and shall occur only upon the termination of the Master Lease for any reason (the “Master Lease Termination”).

If the Master Lease does not terminate, this Agreement shall be null and void, and the Sublease shall remain in full force and effect. Furthermore, if the Master Lease does not terminate by April 7, 2026, then this Agreement shall be null and void.

3. Effective Date of Termination

Upon the occurrence of the Master Lease Termination, the Sublease shall automatically terminate as of the same effective date as the Master Lease Termination (the “Termination Date”), without further action by either Party. The Master Lease Termination is expected to occur on or about April 2, 2026.

4. Surrender of Premises

Within thirteen (13) days of the Termination Date, Subtenant shall vacate and surrender the Premises in its current “as-is” condition, provided that Subtenant may remove any of its IT equipment, any signage, and any furniture or other items it purchased. All other furniture shall remain in the Premises.

5. Subtenant Buyout Offer

As of April 2, 2026, the remaining Sublease rent due from the Subtenant to the Sublandlord equals eight hundred twenty six thousand four hundred sixty nine dollars and seventy five cents ($826,469.75).

As consideration for the termination of the Sublease, Subtenant shall pay Sublandlord a total of one months rent which is $45,108.25. This will be paid in one installment and will be due May 1, 2026. All rent and other sums due under this Paragraph shall be paid when due without notice or demand. Any amount not paid when due shall accrue interest at the rate of the lesser of 1.5% per installment or the maximum rate permitted by law, from the due date until paid. Nonpayment of rent or other amounts when due shall constitute a material breach of this Agreement.

Upon the Termination Date, all obligations of the Parties under the Sublease shall cease, except for those obligations that expressly survive termination under the Sublease or this Agreement.

6. Mutual Release

Effective as of the Termination Date, each Party hereby releases and discharges the other from any and all claims, demands, liabilities, or causes of action arising out of or relating to the Sublease, except for obligations expressly stated to survive termination.

7. No Admission

This Agreement is entered into as a compromise and settlement and does not constitute an admission of liability by either Party.

8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

9. Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions or agreements relating thereto.

10. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one agreement. Electronic signatures shall be deemed effective.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Sublandlord:
By: __/s/ Steve Hernandez_________
Name: __Steve Hernandez_________
Title: ____CHRO________________
Date: ____4/3/2026_______________

Subtenant:
By: ____/s/ Ruben Garcia__________
Name: ___Ruben Garcia___________
Title: ____General Counsel_________
Date: ____4/3/2026_______________